Exhibit 99.1

JCPENNEY REPORTS POSITIVE NET INCOME FOR FISCAL 2016; A $514 MILLION INCREASE COMPARED TO THE PRIOR YEAR

Operating Income Grew $292 Million in Fourth Quarter and $484 Million for Full Year

Company Achieves $1 Billion in EBITDA for Full Year; a $477 Million Improvement

PLANO, Texas - (Feb. 24, 2017) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal fourth quarter and full year ended Jan. 28, 2017. Comparable store sales were (0.7) % for the fourth quarter and flat for the full year. On a two-year stack basis, comparable sales grew 3.4 % and 4.5 % for the fourth quarter and full year, respectively. The Company delivered a $514 million improvement in net income for the full year.

Marvin R. Ellison, chairman and chief executive officer, said, “We are pleased that in the face of a very challenging 2016 retail environment we delivered our first positive net income since 2010. As recent as 2013, JCPenney reported a net loss of nearly $1.3 billion, or ($5.13) per share, and negative EBITDA of $641 million. This year, we delivered positive net income and generated EBITDA of over $1 billion. This is a reflection that the growth initiatives we laid out at our analyst meeting are working. These initiatives drove significant category growth in the fourth quarter, and provide us a platform to build upon in the years to come. Although our quarter was negatively impacted by the first three weeks of November, we are pleased that we delivered positive sales comps in the combined December and January period. We also saw record online performance over the holiday season, and with our continued focus on improved site functionality, expanded and enhanced fulfillment and continued growth in our assortment, we know this will allow us to deliver significant growth in the digital business.”

Ellison continued, “This year was not without its challenges, particularly in our women’s apparel business, but I am proud this team delivered on our goal to return our company to profitability in 2016. This is no small feat when considering the situation a few years ago, but our over 100,000 associates embraced our strategy and came to work each day focused on doing their part to drive this incredible turnaround in profitability.”

Fourth Quarter Results

JCPenney reported net sales of $4.0 billion in the fourth quarter of 2016 and 2015. Comparable store sales were (0.7)% for the quarter.

Home, Sephora, Salon and Fine Jewelry were the Company’s top performing merchandise divisions during the quarter. Geographically, the Southeast and Pacific were the best performing regions of the country.

For the fourth quarter, gross margin was 33.1 % of sales, a 100 basis point decline compared to the same period last year. Gross margin was impacted primarily by increased promotional activity during the quarter, coupled with the continued growth in both online and major appliances.

SG&A expenses for the quarter were down $37 million to $925 million, or 23.4 % of sales, representing a 70 basis point improvement from last year. These savings were primarily driven by lower incentive compensation and store controllable costs.

For the fourth quarter, the Company delivered a $323 million improvement in net income over the prior year to $192 million or $0.61 per share. Adjusted earnings improved $81 million to $0.64 per share for the fourth quarter this year compared to $0.39 per share last year. Adjusted earnings excludes charges primarily associated with restructuring costs, supplemental retirement plans mark-to-market adjustments and the tax impact resulting from other comprehensive income allocation.

EBITDA improved $288 million to $427 million for the quarter, including the $62 million gain on the home office sale, a 207 % improvement from the same period last year. Adjusted EBITDA for the quarter improved $68 million or 18 % to $449 million.

Full Year Results

For the full year 2016, JCPenney reported net sales of $12.5 billion compared to $12.6 billion in 2015, a (0.6) % decrease. Comparable store sales were flat for the year.

For the year, gross margin decreased 30 basis points to 35.7 % from 36.0 % in the prior year.

SG&A expenses for the full year decreased $237 million to $3.5 billion, or 28.2 % of sales, representing a 170 basis point improvement from last year. These savings were primarily driven by lower incentive compensation, store controllable costs, lower corporate overhead and more efficient advertising spend.

For the full year, the Company delivered a $514 million improvement in net income over the prior year to $1 million or $0.00 per share compared to ($1.68) per share last year. Adjusted earnings per share improved to $0.08 per share for the year compared to ($1.03) per share last year.

EBITDA improved $477 million, including the $62 million gain on the home office sale, to $1.0 billion for the year, a 91 % improvement compared to last year. Adjusted EBITDA for the year improved $294 million to $1.0 billion, a 41 % improvement versus last year.

Inventory at year-end was $2.85 billion, an increase of 4.9% compared to last year-end. Approximately 370 basis points of the increase was driven by floor samples for appliance showrooms and higher inventory levels to support the Company’s continued investment in new Sephora shops. Other basic replenishment inventory accounted for an additional 260 basis points of the increase in inventory. These increases were partially offset by decreases in fashion and seasonal apparel and other inventory levels.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Outlook
The Company’s 2017 full year guidance, which includes the expected impact of store closures, is as follows:

•	Comparable store sales: expected to be -1% to +1%;

•	Gross margin: expected to be up 20 to 40 basis points versus 2016;

•	SG&A dollars: expected to be down 1 to 2% versus 2016;

•	Adjusted earnings per share[1]: expected to be $0.40 to $0.65.

1 A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.

(Editor’s Note: This morning, JCPenney, Inc. also issued a separate news release announcing plans to optimize retail operations, advance growth and drive profitability)

Fourth Quarter and Full Year Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by chairman and chief executive officer Marvin R. Ellison and chief financial officer Ed Record. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 66598627 conference ID or visit the Company’s investor relations website at http://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 66598627 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every customer’s shopping experience is worth her time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, she will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands.  Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Twelve Months Ended
Statements of Operations:	January 28, 2017	January 30, 2016	% Inc. (Dec.)		January 28, 2017	January 30, 2016	% Inc. (Dec.)
Total net sales	$3,961	$3,996	(0.9)%		$12,547	$12,625	(0.6)%
Cost of goods sold	2,649	2,633	0.6%		8,071	8,074	—%
Gross margin	1,312	1,363	(3.7)%		4,476	4,551	(1.6)%
Operating expenses/(income):
Selling, general and administrative (SG&A)	925	962	(3.8)%		3,538	3,775	(6.3)%
Pension	14	214	(93.5)%		19	162	(88.3)%
Depreciation and amortization	153	157	(2.5)%		609	616	(1.1)%
Real estate and other, net	(63)	17	100.0%	+	(111)	3	100.0%	+
Restructuring and management transition	9	31	(71.0)%		26	84	(69.0)%
Total operating expenses	1,038	1,381	(24.8)%		4,081	4,640	(12.0)%
Operating income/(loss)	274	(18)	100.0%	+	395	(89)	100.0%	+
Loss on extinguishment of debt	—	10	(100.0)%	+	30	10	100.0%	+
Net interest expense	88	102	(13.7)%		363	405	(10.4)%
Income/(loss) before income taxes	186	(130)	100.0%	+	2	(504)	100.0%	+
Income tax expense/(benefit)(1)	(6)	1	(100.0)%	+	1	9	(88.9)%
Net income/(loss)	$192	$(131)	100.0%	+	$1	$(513)	100.0%	+

Earnings/(loss) per share - basic	$0.62	$(0.43)	100.0%	+	$—	$(1.68)	100.0%	+
Earnings/(loss) per share - diluted	$0.61	$(0.43)	100.0%	+	$—	$(1.68)	100.0%	+

Financial Data:
Comparable store sales increase/(decrease)(2)	(0.7)%	4.1%			—%	4.5%
Ratios as a percentage of sales:
Gross margin	33.1%	34.1%			35.7%	36.0%
SG&A expenses	23.4%	24.1%			28.2%	29.9%
Total operating expenses	26.2%	34.6%			32.5%	36.8%
Operating income/(loss)	6.9%	(0.5)%			3.1%	(0.7)%
Effective income tax rate(1)	3.2%	0.8%			50.0%	1.8%
Common Shares Data:
Issued and outstanding shares at end of period	308.3	306.1			308.3	306.1
Weighted average shares - basic	308.8	306.4			308.1	305.9
Weighted average shares - diluted	313.8	306.4			313.0	305.9

(1)
For the three and twelve months ended January 28, 2017, the Company decreased its net valuation allowance by $94 million and $32 million, respectively, against certain federal and state net operating loss carry forward assets. For the three and twelve months ended January 30, 2016, the Company increased its net valuation allowance by $110 million and $241 million, respectively, against certain federal and state net operating loss carry forward assets.

(2)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales through jcpenney.com. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	January 28, 2017	January 30, 2016
Current assets:
Cash in banks and in transit	$125	$119
Cash short-term investments	762	781
Cash and cash equivalents	887	900
Merchandise inventory	2,854	2,721
Deferred taxes	196	231
Prepaid expenses and other	160	166
Total current assets	4,097	4,018
Property and equipment, net	4,599	4,816
Other assets	618	608
Total assets	$9,314	$9,442

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$977	$925
Other accounts payable and accrued expenses	1,164	1,360
Current maturities of capital leases, financing obligation and note payable	15	26
Current maturities of long-term debt	263	101
Total current liabilities	2,419	2,412
Long-term capital leases, financing obligation and note payable	219	10
Long-term debt	4,339	4,668
Deferred taxes	400	425
Other liabilities	583	618
Total liabilities	7,960	8,133
Stockholders' equity	1,354	1,309
Total liabilities and stockholders' equity	$9,314	$9,442

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Twelve Months Ended
Statements of Cash Flows:	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Cash flows from operating activities:
Net income/(loss)	$192	$(131)	$1	$(513)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	—	7	(1)	10
Asset impairments and other charges	1	19	3	25
Net gain on sale of non-operating assets	—	—	(5)	(9)
Net gain on sale of operating assets	(63)	—	(73)	(9)
Loss on extinguishment of debt	—	10	30	10
Depreciation and amortization	153	157	609	616
Benefit plans	2	200	(39)	127
Stock-based compensation	8	11	35	44
Deferred taxes	(6)	5	(3)	—
Change in cash from:
Inventory	837	948	(133)	(69)
Prepaid expenses and other assets	98	52	11	19
Merchandise accounts payable	(516)	(528)	52	(72)
Current income taxes	(1)	(6)	(6)	4
Accrued expenses and other (1)	30	112	(147)	257
Net cash provided by/(used in) operating activities	735	856	334	440
Cash flows from investing activities:
Capital expenditures	(145)	(86)	(427)	(320)
Proceeds from sale of non-operating assets	—	—	2	13
Proceeds from sale of operating assets	80	5	96	11
Joint venture return of investment	(2)	—	13	—
Net cash provided by/(used in) investing activities	(67)	(81)	(316)	(296)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	2,188	—
Proceeds from borrowings under the credit facility	408	—	667	—
Payments of borrowings under the credit facility	(570)	—	(667)	—
Net proceeds from financing obligation	216	—	216	—
Payments of capital leases, financing obligation and note payable	(5)	(6)	(29)	(33)
Payment of long-term debt	(10)	(500)	(2,349)	(520)
Financing costs	—	(4)	(49)	(4)
Proceeds from stock options exercised	—	—	2	—
Tax withholding payments for vested restricted stock	(3)	(3)	(10)	(5)
Net cash provided by/(used in) financing activities	36	(513)	(31)	(562)
Net increase/(decrease) in cash and cash equivalents	704	262	(13)	(418)
Cash and cash equivalents at beginning of period	183	638	900	1,318
Cash and cash equivalents at end of period	$887	$900	$887	$900

(1)
Includes construction allowances collected from landlords of $32 million and $43 million for the three and twelve months ended January 28, 2017, respectively, and $6 million and $17 million for the three and twelve months ended January 30, 2016, respectively.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the mark-to-market adjustment for supplemental retirement plans, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact resulting from other comprehensive income allocation. Unlike other operating expenses, restructuring and management transition charges, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact resulting from other comprehensive income allocation are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) and the mark-to-market adjustment for supplemental retirement plans are determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility. Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the mark-to-market adjustment for supplemental retirement plans, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact resulting from other comprehensive income allocation on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

EBITDA AND ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net income/(loss)	$192	$(131)	$1	$(513)
Add: Net interest expense	88	102	363	405
Add: Loss on extinguishment of debt	—	10	30	10
Total interest expense	88	112	393	415
Add: Income tax expense/(benefit)	(6)	1	1	9
Add: Depreciation and amortization	153	157	609	616
EBITDA (non-GAAP)	427	139	1,004	527
Add: Restructuring and management transition charges	9	31	26	84
Add: Primary pension plan expense/(income)	1	211	1	154
Add: Mark-to-market adjustment for supplemental retirement plans	11	—	11	—
Less: Net gain on the sale of non-operating assets	—	—	(5)	(9)
Less: Proportional share of net income from joint venture	1	—	(28)	(41)
Adjusted EBITDA (non-GAAP)	$449	$381	$1,009	$715

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net income/(loss)	$192	$(131)	$1	$(513)
Earnings/(loss) per share-diluted	$0.61	$(0.43)	$—	$(1.68)

Add: Restructuring and management transition charges(1)	9	31	26	84
Add: Primary pension plan expense/(income)(1)	1	211	1	154
Add: Mark-to-market adjustment for supplemental retirement plans(1)	11	—	11	—
Add: Loss on extinguishment of debt(1)	—	10	30	10
Less: Net gain on the sale of non-operating assets	—	—	(5)	(9)
Less: Proportional share of net income from joint venture(1)	1	—	(28)	(41)
Less: Tax impact resulting from other comprehensive income allocation	(12)	—	(12)	—
Adjusted net income/(loss) (non-GAAP)	$202	$121	$24	$(315)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$0.64	$0.39	$0.08	$(1.03)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Three Months Ended		Twelve Months Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net cash provided by/(used in) operating activities	$735	$856	$334	$440
Add: Proceeds from sale of operating assets	80	5	96	11
Less: Capital expenditures	(145)	(86)	(427)	(320)
Free cash flow (non-GAAP)	$670	$775	$3	$131

Net cash provided by/(used in) investing activities (1)	$(67)	$(81)	$(316)	$(296)
Net cash provided by/(used in) financing activities	$36	$(513)	$(31)	$(562)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.